Exhibit (g) 1.23

STATE STREET BANK AND TRUST COMPANY

CUSTODY AND ACCOUNTING FEE SCHEDULE

RUSSELL INVESTMENT COMPANY (RIC) FUNDS

(LISTED ON ADDENDUM A)

EFFECTIVE FEBRUARY 1, 2006

None of the following fees shall apply to the Start-Up Period (as defined on Exhibit A) for any fund. Fees for funds during Start-Up Periods are set forth on Exhibit A.

A. FUND ACCOUNTING

The following fund accounting fees shall not apply to funds of funds.

Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate Net Asset Value daily. Provide selected general ledger reports. The fees shown below are billed and payable monthly on a pro rata basis, based on month end net assets.

Domestic accounting	1.25 Basis Points annually

Plus a flat fee per money manager account (excluding the liquidity reserve account) equal to $7,500.00 annually

International accounting	2.0 Basis Points annually

Plus a flat fee per money manager account (excluding the liquidity reserve account) equal to $7,500.00 annually

Minimum fund accounting fees (section A fees) for funds commencing operations after January 2004 is $30,000.00 annually per fund.

B. CUSTODY

The following custody fees shall not apply to funds of funds.

Maintain custody of fund assets. Settle portfolio purchases and sales. Report trade fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor Corporate Actions. Report portfolio positions.

Domestic Custody

A fee payable monthly on a pro rata basis, based on the following percentages of month end net assets (excluding assets invested in a FRIC money market fund pursuant to FRIC’s cash sweep program)

First $10 Billion	.50 Basis Points annually
Over $10 Billion	.40 Basis Points annually

Global Custody

A fee payable monthly on a pro rata basis, based on the following percentages of month end net assets.

Group I	Group II	Group III	Group IV	Group IV
Australia	Hong Kong	Argentina	Bahrain	Peru
Austria	Indonesia	Bermuda	Bangladesh	Qatar
Belgium	Malaysia	Botswana	Benin	Russia
Canada	Mexico	Brazil	Bolivia	Senegel
Denmark	Singapore	Bulgaria	Burkina Fasco	Slovenia
**Euroclear	South Africa	Chile	Cayman Island	Swaziland
Finland	Thailand	China	Colombia	Togo
France		Czech Republic	Costa Rica	Trinidad andTobago
Germany		Egypt	Croatia	Tunisia
Ireland		Greece	Cyprus	Uganda
Italy		Hungary	Ecuador	Ukraine
Japan		Iceland	Estonia	United Arab Emirates
Netherlands		India	Ghana	Uruguay
New Zealand		Israel	Guinea-Bissau	Venezuela
Norway		Kenya	Ivory Coast	Vietnam
Spain		Lithuania	Jamaica	Zambia
Sweden		Mauritius	Jordan	Zimbabwe
Switzerland		Pakistan	Kazakhstan
United Kingdom		Philippines	Latvia
		Poland	Lebanon
		Portugal	Mali
		Puerto Rico	Morocco
		Romania	Namibia
		Slovak Republic	Niger
		South Korea	Nigeria
		Sri Lanka	Oman
		Taiwan	Palestine
		Turkey	Panama

**	Fixed Income assets only

ASSET CHARGE* (annual basis point charges)

	Group I	Group II		Group III		Group IV
First $1 Billion	6	10	First $500 Million	21	All assets	35
Over $1 Billion	3	5	Over $500 Million	15	All assets	35

*	Excludes: Agent, depository and local auditing fees, stamp duties and registration fees

C. PORTFOLIO TRANSACTIONS

The following transaction fees shall not apply to funds of funds.

Group	Trade charge	In kind trade charge
I	$30.00	$20.00
II	$45.00	$30.00
III	$90.00	$60.00
IV	$110.00	$75.00

DTC	$7.00
Fed Book Entry	$13.00
NY Physical Settlements	$13.00
PTC purchase, sale, deposit or withdrawal	$13.00
Foreign Exchange Trade	$25.00
U. S. In Kind transfers	$5.00
International Margins	$5.00
Futures	$5.00
Options	$5.00
Paydowns	$5.00
Maturity Collections	No charge
FRIC money market trades	No charge
All other trades	$13.00

Manual trade charge: An additional per trade charge will apply to those trades not delivered electronically in good form to faciliate straight through processing.

The following additional charges will be implemented prospectively on any additional money manager portfolio assignments commencing after January 2004:

U. S. Domestic trades	$15.00 additional fee per trade
Non U. S. trades	$25.00 additional fee per trade

D. PRICING

The following pricing fees shall not apply to funds of funds or money market funds.

Monthly quote charge, based on month end positions:

Base pricing charge, per fund, annually	$4,500.00

Plus the following charges which shall be charged per unique security position, by fund
U. S. Equities	$8.25
Global Equities	$8.25
Bonds	$8.25
Other	$8.25

Fair value pricing:

ITG fee per fund annually, see out of pocket section
State Street fee per fund annually	$4,000.00

E. SEC YIELD CALCULATION

If applicable, an Annual Fee per fund	$4,200.00

F. ON-LINE ACCESS CHARGE

For each Frank Russell Investment Company Fund set forth on Addendum A hereto, $2,500 per fund on an annual basis.

G. MULTIPLE CLASSES OF SHARES

An additional fee will be applied for each class of shares excluding the initial class of shares, if more than one class is operational in a fund.

First class	No charge
Each Additional Class	$5,100.00 annually per class

H. FUND OF FUNDS

Accounting Fee, Daily Priced	$3,100.00 annually per fund of fund
Transactions	$5.00 each

Other sections of this fee schedule, with the exception of SEC Yield Calculation, Multiple Class, Special Services and Out of Pocket expenses, are not applicable to funds of funds.

I. EARNINGS CREDIT

A balance credit will be applied against the above fees (excluding Out-of-Pocket expenses). The credit is based on 50% of the average 90 day Treasury Bill rate for the month, times the average collected balance in the custodian demand deposit account for the month billed.

J. SPECIAL SERVICES

Wash Sales System, annual charge per fund	$3,000.00

iTELS, annual charge per fund	$3,000.00

Qualified dividend income reporting, per fund	$500.00
(for up to three reports per fund in a calander year)

K. LOAN SERVICING

These services include:

•	Record and track loan positions

•	Maintain detailed accrual information per Facility at a contract level

•	Receive all loan related cash flows including past due collection efforts

•	Value portfolio based on client specific methodologies

•	Provide daily cash availability

•	Physically house loan related documents if desired

•	Provide daily reporting via a variety of delivery methods

Fees are billed monthly, unless otherwise requested, and will be the greater of the Per Loan Calculation or the Asset Based Calculation detailed below. (Note: the number of loan facilities for a given month used in the Per Loan Calculation will equal the number of loan facilities in the portfolio on the second to last business day of the month. This calculation has been incorporated into this fee schedule to address portfolios whose purchasing habits lean towards smaller than average lot sizes).

PER LOAN CALCULATION

Minimum Monthly Charge for a Fund that Holds up to 5 Loans	$750.00
Minimum Monthly Charge for a Fund that Holds up to 10 Loans	$1,000.00
Minimum Monthly Charge for a Fund that Holds up to 15 Loans	$1,500.00
Minimum Monthly Charge for a Fund that Holds up to 25 Loans	$2,500.00
Minimum Monthly Charge for a Fund that Holds up to 50 Loans	$3,750.00
Monthly additional per loan charge in excess of 50 Loans	$55.00

ASSET BASED FEE

First $500 Million in Loan assets	3.00 Basis Points
Next $500 Million in Loan assets	2.50 Basis Points
Excess thereafter	2.00 Basis Points

Incoming wire charge	$5.00
Outgoing wire charge	$5.25

L. OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket fees include, but are not limited to the following:

•	Annual maintenance fee for each customized program/transmission ($3,000)

•	ITG fair value fee per fund annually $10,000.00

•	Telephone & other communication/lease line charges

•	SWIFT trade charges included as part of global transaction fees, thus no OOP charge

•	SAS 70 charges (pro rata portion)

•	Wire charges (No charge)

•	Postage and Shipping Insurance

•	Courier Service

•	Duplicating

•	Non Recurring Legal Fees

•	Supplies related to Fund Records

•	Sub-Custodian Out of Pocket Charges (stamp duty, registration, etc.)

•	Proxy Fees

•	Archive / document storage costs

RUSSELL INVESTMENT COMPANY	STATE STREET BANK AND TRUST COMPANY

BY:	BY:

TITLE:	TITLE:	Vice President

DATE:	DATE:

Exhibit A

The following fee schedule shall apply to all funds during their first 12 months of operations (the “Start-Up Period”).

I. Custody and fund accounting

Domestic Equity
US large cap	3 basis points annually per fund
US mid cap	4 basis points annually per fund
US small cap	5 basis points annually per fund

International Equity
EAFE benchmark	10 basis points annually per fund
Emerging markets	25 basis points annually per fund

Domestic Fixed Income
US short-term bond	3 basis points annually per fund
US intermediate bond	5 basis points annually per fund
US high yield bond	5 basis points annually per fund
Inflation linked bond	4 basis points annually per fund
International bond	9 basis points annually per fund

Money Market
US 2 a-7 (prime)	2 basis points annually per fund
US government	1 basis point annually per fund

Other Asset Classes
Real estate (REITS)	4 basis points annually per fund
Real estate f-o-f	3 basis points annually per fund
Hedge fund f-o-f	3 basis points annually per fund
Other alternative f-o-f	3 basis points annually per fund

Provision for Number of Managers

The custody and fund accounting pricing schedule detailed above is only applicable for funds that do not exceed 4 money managers accounts (excluding the liquidity reserve account). Any fund that has more than 4 money manager accounts during the Start-Up Period will pay the flat fund accounting fee of $7,500 for each money manager account in excess of 4.

II. Portfolio Transactions

No transactions charges except as set forth below.

All US In-Kind security transfers will be charged $5.00 per transaction. Global securitiy In-Kind transfers will be charged fees consistent with the custody fee schedules (Group I $20, Group II $30, Group III $60 and Group IV $75). All transfer, re-registration, and stamp duty charges will be borne by the funds.

III. Multiple Class Shares

Additional classes of shares

Most funds will open with more than one share class. For the first 4 classes, State Street will waive its annual ‘per additional class’ charge. For each share class added in addition to the initial 4, the funds will pay $5,000 per year.

First 4 classes	No charge – fees waived
Each additional class	$5,000 per year

IV. Special Services

Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and preparation of special reports will be subject to negotiation.

V. Out-of-Pocket Expenses

All OOP charges will be borne by the funds. A billing for the recovery of applicable OOP expenses will be made as of the end of each month. OOP fees include the following items:

•	Communications costs (telephone, lease lines, etc.)

•	Postage and insurance

•	Courier service

•	Duplicating

•	Non recurring legal fees

•	Supplies relating to fund records

•	Transfer fees

•	Sub-custodian OOP charges (stamp duty, registration fees, etc.)

•	Third-party internal control review letters

•	Wires ($5.00)

•	Customized programming ($175/hour)